Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		July 25, 2012
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS SECOND QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter and six months ended June 30, 2012.

Net sales for the second quarter ended June 30, 2012 were $264.7 million compared to $309.5 million during the second quarter of 2011. Lower prices for building wire sold in the quarter ended June 30, 2012 accounted for most of the decrease in net sales dollars, decreasing 13.2% per copper pound sold versus the same period in 2011. Sales prices declined primarily due to lower copper prices, which dropped 14.1%. Unit volume in the second quarter of 2012 decreased 4.0% versus the second quarter of 2011. Unit volume is measured in pounds of copper contained in the copper wire shipped during the period. Net income for the second quarter of 2012 was $2.4 million versus $9.5 million in the second quarter of 2011. Fully diluted net earnings per common share were $0.11 in the second quarter of 2012 versus $0.40 in the second quarter of 2011.

Net sales for the six months ended June 30, 2012 were $545.2 million compared to $612.8 million during the same period in 2011. Lower prices for building wire sold in the six months ended June 30, 2012 accounted for most of the decrease in net sales dollars, decreasing 11.3% per copper pound versus the same period in 2011. Unit volume in the six months ended June 30, 2012 declined 2.2% versus the same period in 2011. Net income for the six months ended June 30, 2012 was $9.1 million versus $20.1 million in the same period in 2011. Fully diluted net earnings per common share were $0.40 for the six months ended June 30, 2012 versus $0.86 in the same period in 2011.

On a sequential quarter comparison, net sales for the second quarter of 2012 were $264.7 million versus $280.5 million during the first quarter of 2012. Unit volume increased 2.1% on a sequential quarter comparison. Net income for the second quarter of 2012 was $2.4 million versus $6.7 million in the first quarter of 2012. Fully diluted net income per common share was $0.11 in the second quarter of 2012 versus $0.29 in the first quarter of 2012.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The second quarter of this year was another fairly steady volume quarter in the midst of this construction industry recession. There are signs of bright spots around the country and talk of some major projects, but for the most part we are still in the trough. Major projects are discussed but then get delayed due to all the “uncertainties surrounding the global economy and the U.S. economy and political environment”. The good news is that our volumes are not trending downward. We believe our expansion of product offerings over the last six years to our existing customer base has been critical to maintaining and perhaps boosting our market share. As we have repeatedly noted, one of the key metrics to our earnings is the “spread” between the price of wire sold and cost of raw copper purchased in any given period. That spread decreased 10.1% in the second quarter of 2012 versus the second quarter of 2011, while our unit volume shipped in the second quarter of 2012 decreased 4.0% versus the second quarter of 2011. We believe the slight volume drop was due more to our attempts to lead or maintain pricing levels in the industry while not taking some lower margin orders than anything else. There were several building wire industry price increase attempts that did not materialize or “stick” in the quarter that led to the reduced margins. On several of these occasions, the industry would announce a price increase in the face of a couple days of upward movement in copper prices, only to have copper drop just after the effective date of the increase and effectively negate the increase.

We attempted to lead or follow price increases during the quarter, most of which were unsuccessful. We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $47.7 million in cash as of June 30, 2012. As previously announced, during the quarter we purchased back 2,774,250 shares, representing approximately 11.8% of the outstanding shares of our stock, from one of our major stockholders for over $66.6 million. We also declared another quarterly cash dividend during the quarter.

We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2011 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2012	2011	2012	2011
Net Income	$2,370	$9,461	$9,063	$20,115
Income Tax Expense	1,702	5,087	4,413	10,046
Interest Expense	78	78	156	155
Depreciation and Amortization	3,627	3,442	7,236	6,867

EBITDA	$7,777	$18,068	$20,868	$37,183

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets
Cash	$47,727	$112,298
Receivables, net	205,535	199,366
Inventories	52,505	63,491
Prepaid Expenses and Other	4,783	1,899

Total Current Assets	310,550	377,054

Property, Plant and Equipment, net	155,723	138,832

Other Assets	626	260

Total Assets	$466,899	$516,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$31,571	$14,676
Accrued Liabilities and Other	18,559	27,894

Total Current Liabilities	50,130	42,570

Long Term Liabilities
Non-Current Deferred Income Taxes	16,964	15,833

Total Long Term Liabilities	16,964	15,833

Total Liabilities	67,094	58,403

Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	47,861	47,342
Treasury Stock	(88,134)	(21,496)
Retained Earnings	439,812	431,631

Total Stockholders’ Equity	399,805	457,743

Total Liabilities and Stockholders’ Equity	$466,899	$516,146

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Net Sales	$264,730	100.0%	$309,469	100.0%	$545,196	100.0%	$612,820	100.0%
Cost of Sales	245,339	92.7%	278,837	90.1%	501,344	92.0%	548,432	89.5%

Gross Profit	19,391	7.3%	30,632	9.9%	43,852	8.0%	64,388	10.5%

Selling, General and
Administrative Expenses	15,327	5.8%	16,083	5.2%	30,404	5.6%	34,232	5.6%

Operating Income	4,064	1.5%	14,549	4.7%	13,448	2.5%	30,156	4.9%

Net Interest & Other Expense	(8)	0.0%	—	0.0%	(28)	0.0%	(5)	0.0%

Income before Income Taxes	4,072	1.5%	14,549	4.7%	13,476	2.5%	30,161	4.9%

Income Taxes	1,702	0.6%	5,088	1.6%	4,413	0.8%	10,046	1.6%

Net Income	$2,370	0.9%	$9,461	3.1%	$9,063	1.7%	$20,115	3.3%

Basic Earnings Per Share	$0.11		$0.41		$0.40		$0.87

Diluted Earnings Per Share	$0.11		$0.40		$0.40		$0.86

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	21,997		23,264		22,712		23,241

-Diluted	22,037		23,405		22,757		23,392

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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